Exhibit 7

Citibank, N.A.

Statement of Financial Condition

as of 9/30/2024

	September 30,
	2024	December 31,
In millions of dollars	(Unaudited)	2023
Assets
Cash and due from banks (including segregated cash and other deposits)	$25,266	$27,342
Deposits with banks, net of allowance	277,828	233,590
Securities borrowed and purchased under agreements to resell (including $147,955 and $206,059 as of September 30, 2024 and December 31, 2023, respectively, at fair value), net of allowance	285,928	345,700
Brokerage receivables, net of allowance	63,653	53,915
Trading account assets (including $215,744 and $197,156 pledged to creditors as of September 30, 2024 and December 31, 2023, respectively)	458,072	411,756
Investments:
Available-for-sale debt securities (including $2,579 and $11,868 pledged to creditors as of September 30, 2024 and December 31, 2023, respectively)	234,444	256,936
Held-to-maturity debt securities, net of allowance (fair value of which is $234,310 and $235,001 as of September 30, 2024 and December 31, 2023, respectively) (includes $76 and $71 pledged to creditors as of September 30, 2024 and December 31, 2023, respectively)	248,274	254,247
Equity securities (including $855 and $766 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	7,953	7,902
Total investments	$490,671	$519,085
Loans:
Consumer (including $302 and $313 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	389,151	389,197
Corporate (including $7,804 and $7,281 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	299,771	300,165
Loans, net of unearned income	$688,922	$689,362
Allowance for credit losses on loans (ACLL)	(18,356)	(18,145)
Total loans, net	$670,566	$671,217
Goodwill	19,691	20,098
Intangible assets (including MSRs of $683 and $691 as of September 30, 2024 and December 31, 2023, respectively)	4,121	4,421
Premises and equipment, net of depreciation and amortization	30,096	28,747
Other assets (including $15,230 and $12,290 as of September 30, 2024 and December 31, 2023, respectively, at fair value), net of allowance	104,771	95,963
Total assets	$2,430,663	$2,411,834

Statement continues on the next page.

(Continued)

	September 30, 2024	December 31,
In millions of dollars, except shares and per share amounts	(Unaudited)	2023
Liabilities
Deposits (including $4,112 and $2,440 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	$1,309,999	$1,308,681
Securities loaned and sold under agreements to repurchase (including $62,858 and $62,485 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	278,377	278,107
Brokerage payables (including $6,329 and $4,321 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	81,186	63,539
Trading account liabilities	142,534	155,345
Short-term borrowings (including $11,896 and $6,545 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	41,340	37,457
Long-term debt (including $117,286 and $116,338 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	299,081	286,619
Other liabilities, plus allowances	68,244	75,835
Total liabilities	$2,220,761	$2,205,583
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of September 30, 2024 —654,000 and as of December 31, 2023—704,000, at aggregate liquidation value	$16,350	$17,600
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of September 30, 2024— 3,099,718,745 and as of December 31, 2023—3,099,691,704	31	31
Additional paid-in capital	108,969	108,955
Retained earnings	204,770	198,905
Treasury stock, at cost: September 30, 2024—1,208,453,942 shares and December 31, 2023— 1,196,577,865 shares	(75,840)	(75,238)
Accumulated other comprehensive income (loss) (AOCI)	(45,197)	(44,800)
Total Citigroup stockholders’ equity	$209,083	$205,453
Noncontrolling interests	819	798
Total equity	$209,902	$206,251
Total liabilities and equity	$2,430,663	$2,411,834

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.